Exhibit 99.1

FOR IMMEDIATE RELEASE
HARVEST NATURAL RESOURCES ANNOUNCES
PRICING OF SENIOR CONVERTIBLE NOTES OFFERING
HOUSTON, TEXAS (February 11, 2010) — Harvest Natural Resources, Inc. (NYSE: HNR) today announced that it has successfully priced its senior convertible notes offering.
Harvest announced that it has entered into definitive agreements with select institutional investors to raise gross proceeds of up to $32 million, before deducting placement agents’ fees and other estimated offering expenses, in a registered direct offering of 8.25% senior convertible notes due 2013. In contemplation of this offering, Harvest entered into a placement agent agreement with Lazard Capital Markets LLC, as lead placement agent, and Madison Williams and Company LLC, as co-placement agent.
Under the terms of the notes, Harvest will pay interest semi-annually and the notes will mature on March 1, 2013, unless earlier redeemed, repurchased or converted as described below. The notes are convertible into shares of Harvest common stock at a conversion rate of 175.2234 shares of common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price of approximately $5.71 per share of common stock, subject to adjustment. The notes will be Harvest’s general unsecured obligations, ranking equally with all of its other unsecured senior indebtedness, if any, and senior in right of payment to any of its subordinated indebtedness, if any. The notes are also redeemable in certain circumstances at the option of Harvest and may be repurchased by Harvest at the purchaser’s option in connection with occurrence of certain events. The closing of the offering is expected to take place on February 17, 2010, subject to the satisfaction of customary closing conditions.
Harvest intends to use the estimated net proceeds of $30 million from the offering to fund capital expenditures, working capital needs and for general corporate purposes.
A shelf registration statement relating to the notes issued in the offering (and the shares of common stock issuable upon conversion of the notes) has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents that Harvest has filed with the SEC for more complete information about the issuer and this offering. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting Ivy Nulisch at (281) 899-5700 or at the SEC‘s website at http://www.sec.gov. Alternatively, a copy of the prospectus and the prospectus supplement for the notes offering may be obtained from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.
About Harvest Natural Resources
Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, producing and exploration assets in the United States, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at http://www.harvestnr.com.
CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716
“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2008 Annual Report on Form 10-K and other public filings. Specifically, the offering contains customary closing conditions which if not satisfied could cause a delay or cancellation of the closing.”